Exhibit 99.1

Riot Platforms Reports Third Quarter 2025 Financial Results and Strategic Highlights

●     Record quarterly revenue of $180.2 million

●     Net income of $104.5 million, or $0.26 Diluted EPS

●     Adjusted EBITDA of $197.2 million

●     Announces initiation of 112 MW of core and shell for data center campus

CASTLE ROCK, Colo., October 30, 2025 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), a Bitcoin-driven industry leader in the development of large-scale data centers and bitcoin mining applications, reported financial results for the three-month period ended September 30, 2025. The accompanying presentation materials are available on Riot’s website.

“Riot made decisive progress in the development of our data center business this quarter,” said Jason Les, CEO of Riot. “This progress has culminated in announcing today the initiation of the core and shell development of the first two buildings at our Corsicana data center campus, representing 112 MW of total critical IT capacity. This development has been made possible by four key achievements this quarter, namely; (i) the acquisition of an additional 67-acre parcel of land directly adjacent to our original Corsicana site, (ii) the completion of the Campus Design for Corsicana, which will transform the entire site for data center development, (iii) the completion of the Basis of Design for our standard data center build, and (iv) the ongoing build out of our in-house data center team.

“Together, these developments represent key advancements in our efforts to transform Riot into a large-scale, multi-faceted data center operator, in line with our strategy of maximizing the value of our unique portfolio of land and power assets.”

Corsicana Data Center Campus Design

Third Quarter 2025 Financial and Operational Highlights

Key financial and operational highlights for the third quarter include:

●	Total revenue of $180.2 million, as compared to $84.8 million for the same three-month period in 2024. The increase was primarily driven by a $93.3 million increase in Bitcoin Mining revenue.
●	Produced 1,406 bitcoin, as compared to 1,104 during the same three-month period in 2024.
●	The average cost to mine bitcoin, excluding depreciation, was $46,324 in the quarter, as compared to $35,376 per bitcoin in the same three-month period in 2024. The increase was primarily driven by a 52% increase in the average global network hash rate as compared to the same period in 2024, partially offset by a 147% increase in power credits received in Q3 2025 compared to power credits received in Q3 2024.
●	Bitcoin Mining revenue of $160.8 million for the quarter, as compared to $67.5 million for the same three-month period in 2024, primarily driven by higher average bitcoin prices and an increase in operational hash rate, partially offset by an increase in the average global network hash rate.
●	Engineering revenue of $19.1 million for the quarter, as compared to $12.6 million for the same three-month period in 2024. Riot has realized $23.0 million in capex savings alone since the acquisition of ESS Metron in December 2021, demonstrating one of the key synergies resulting from this strategic operational asset.
●	Net income of $104.5 million or $0.26 Diluted EPS, as compared to a net loss of $154.4 million or $(0.54) Diluted EPS in the same three-month period in 2024.
●	Non-GAAP Adjusted EBITDA of $197.2 million for the quarter, which included a $133.1 million gain on Bitcoin held on the balance sheet.
●	Maintained industry-leading financial position, with $170.0 million in working capital, including $330.7 million in unrestricted cash on hand, and $75.6 million in restricted cash.
●	Held 19,287 bitcoin (of which 3,300 are currently held as collateral), equating to approximately $2.2 billion based on a market price for one bitcoin on September 30, 2025, of $114,068.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s most trusted platform for powering and building digital infrastructure.

Riot’s mission is to empower the future of digital infrastructure by positively impacting the sectors, networks, and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin-driven industry leader in the development of large-scale data centers and bitcoin mining applications. The Company’s vertically integrated strategy spans Bitcoin mining, engineering, and the development of large-scale data center projects designed to support the growing demand for high-density computing. Riot currently operates Bitcoin mining facilities in central Texas and Kentucky, with engineering and fabrication capabilities in Denver and Houston. The Company is now expanding into data center development, strengthening its position as a foundational builder in the digital economy.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” similar expressions and their negatives are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to: plans to develop data centers; future land acquisitions; construction plans and expense forecasts in connection therewith; plans regarding expense reduction; forecasted capital expenditures and descriptions thereof; projected growth in installed hash rate; projected energization timelines; forecasted energy demand; and the Company’s other plans, projections, objectives, expectations, and intentions. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation: the feasibility of developing the Company’s power capacity for data center purposes, including artificial intelligence/high-performance computing uses; the anticipated demand for large data centers; our ability to attract and retain qualified third-party partners and customers; future economic conditions, performance, or outlooks; future political conditions; the outcome of contingencies; potential acquisitions or divestitures; our ability to maximize the value of our full power portfolio; the continued implementation of industrial-scale immersion-cooled Bitcoin mining hardware at our Bitcoin Mining facilities; the number and value of Bitcoin rewards and transaction fees we earn from our ongoing Bitcoin Mining operations; future self-mining hash rate capacity; timing of receipt and deployment of miners; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe, or anticipate will or may occur in the future; unaudited estimates of bitcoin production; risks related to the success, schedule, cost and difficulty of integrating businesses we acquire; and our failure to realize anticipated efficiencies and strategic and financial benefits from our acquisitions. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward- looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:
Phil McPherson / Joshua Kane
303-794-2000 ext. 110

IR@Riot.Inc

Media Contact:
Alexis Brock
303-794-2000 ext. 118
PR@Riot.Inc

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA.” EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities fair value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We believe Adjusted EBITDA can be an important financial performance measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies from period-to-period by making such adjustments. Additionally, Adjusted EBITDA is used as a performance metric for share-based compensation.

Adjusted EBITDA is provided in addition to, and should not be considered a substitute for, or superior to, net income, the most comparable measure under GAAP to Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this financial measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss)	$104,480	$(154,362)	$27,567	$(27,034)
Interest income	(3,919)	(5,530)	(10,650)	(22,185)
Interest expense	8,052	355	16,453	1,053
Income tax expense (benefit)	1,685	32	2,442	65
Depreciation and amortization	82,929	60,000	244,052	129,669
EBITDA	193,227	(99,505)	279,864	81,568

Adjustments:
Stock-based compensation expense	32,858	30,567	92,554	94,702
Acquisition-related costs	—	3,079	187	3,079
Change in fair value of derivative asset	(10,792)	24,318	(9,939)	(23,398)
Change in fair value of contingent consideration	1	—	(17,641)	—
Loss (gain) on equity method investment - marketable securities	(28,903)	38,082	28,192	13,620
Loss (gain) on sale/exchange of equipment	(2,742)	—	(2,263)	68
Casualty-related charges (recoveries), net	(47)	—	(166)	(2,487)
Loss on contract settlement	—	—	158,137	—
Gain on acquisition post-close dispute settlement	—	—	(26,007)	—
Impairment of property and equipment	15,279	—	15,279	—
Other (income) expense	(1,344)	(90)	(1,681)	(131)
License fees	(340)	(24)	(388)	(48)
Adjusted EBITDA	$197,197	$(3,573)	$516,128	$166,973

The Company defines Cost to Mine as the cost to mine one Bitcoin, excluding Bitcoin miner depreciation, as calculated in the table below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cost of power for self-mining operations	$82,370	$41,864	$206,369	$96,326
Other direct cost of revenue for self-mining operations(1)(2), excluding bitcoin miner depreciation	13,395	9,608	42,389	26,970
Cost of revenue for self-mining operations, excluding bitcoin miner depreciation	95,765	51,472	248,758	123,296
Less: power curtailment credits(3)	(30,634)	(12,417)	(46,748)	(31,445)
Cost of revenue for self-mining operations, net of power curtailment credits, excluding bitcoin miner depreciation	65,131	39,055	202,010	91,851
Bitcoin miner depreciation(4)(5)	60,106	44,303	177,420	93,120
Cost of revenue for self-mining operations, net of power curtailment credits, including bitcoin miner depreciation	$125,237	$83,358	$379,430	$184,971

Quantity of bitcoin mined	1,406	1,104	4,362	3,312
Production value of one bitcoin mined(6)	$114,361	$61,131	$101,912	$58,771

Cost to mine one bitcoin, excluding bitcoin miner depreciation	$46,324	$35,376	$46,311	$27,733
Cost to mine one bitcoin, excluding bitcoin miner depreciation, as a % of production value of one bitcoin mined	40.5%	57.9%	45.4%	47.2%

Cost to mine one bitcoin, including bitcoin miner depreciation	$89,074	$75,505	$86,985	$55,849
Cost to mine one bitcoin, including bitcoin miner depreciation, as a % of production value of one bitcoin mined	77.9%	123.5%	85.4%	95.0%

(1)	Other direct cost of revenue includes compensation, insurance, repairs, and ground lease rent and related property tax.

(2)	During the three months ended September 30, 2025 and 2024, we paid cash of approximately $60.2 million and $44.1 million respectively, and during the nine months ended September 30, 2025 and 2024, $152.4 million and $235.0 million, respectively, in total deposits and payments for the purchase of miners. Costs to finance the purchase of miners were zero in all periods presented as the miners were paid for with cash from the Company’s cash balance. The seller did not provide any financing nor did the Company borrow from a third-party to purchase the miners.

(3)	Power curtailment credits are credited against our power invoices as a result of temporarily pausing our operations to participate in ERCOT’s Demand Response Service Programs. Our fixed-price power purchase contracts enable us to strategically curtail our mining operations and participate in these programs, which significantly lower our cost to mine bitcoin. These credits are recognized outside of cost of revenue in Power curtailment credits on our Condensed Consolidated Statements of Operations, but they significantly reduce our overall cost to mine bitcoin.

(4)	We capitalize the acquisition cost of our miners and include these costs in Property and equipment, net on our Condensed Consolidated Balance Sheets. The miners are depreciated over an estimated useful life of three years, during which time the miners are expected to generate bitcoin revenue. We do not consider depreciation expense in determining whether it is economical to operate our miners since depreciation is a non-cash expense and is not a variable operating cost that can be avoided even if we curtail operations temporarily. Depreciation expense incurred is disclosed for each respective period in the table above.

(5)	The following table presents the future depreciation expense of all of our bitcoin miners:

Remainder of 2025	$66,349
2026	234,643
2027	175,901
2028	39,726
Total	$516,619

(6)	Computed as revenue recognized from bitcoin mined divided by the quantity of bitcoin mined during the same period.